CHANGE IN CONTROL AGREEMENT

            AGREEMENT, made as of this 1st day of March, 1999, by and between Microwave Power Devices, Inc., a Delaware corporation (the "Company"), and Paul
E. Donofrio, the Company's Chief Operating Officer and Chief Financial Officer (the "Executive").

                              W I T N E S S E T H:

            WHEREAS, the Company believes that the establishment and maintenance of a sound and vital management of the Company is essential to the protection and enhancement of the interests of the Company and its stockholders;

            WHEREAS, the Company also recognizes that the possibility of a Change in Control of the Company (as defined in Section 1 hereof), with the attendant uncertainties and risks, might result in the departure or distraction of key employees of the Company to the detriment of the Company; and

            WHEREAS, the Company has determined that it is appropriate to take steps to induce key employees to remain with the Company, and to reinforce and encourage their continued attention and dedication, when faced with the possibility of a Change in Control of the Company.

            NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained, the parties hereto hereby agree as follows:

            1. Change in Control Definition. A Change in Control shall mean the occurrence of any of the following: (i) any person (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") and as used in Sections 13(d) and 14(d) thereof), excluding the Company, any Affiliates (as hereinafter defined) of the Company, or any employee benefit plan sponsored or maintained by the Company or its Affiliates (including any trustee of any such plan acting in his capacity as trustee), becoming the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act) of securities of the Company representing more than fifty percent (50%) of the total combined voting power of the Company's then outstanding securities; (ii) the merger, consolidation or other business combination of the Company (a "Transaction"), other than a Transaction involving only the Company's Affiliates or a Transaction immediately following which the stockholders of the Company immediately prior to the Transaction continue to have a majority of the voting power in the resulting entity; (iii) during any period of three (3) consecutive years beginning on or after the date hereof, the persons who were members of the Board of Directors of the Company (the "Board") immediately before the beginning of such period (the "Incumbent Directors") ceasing (for any reason other than death) to constitute at least a majority of the Board or the board of directors of any successor to the Company, provided that, any director who was not a director as of the date hereof shall be deemed to be an Incumbent Director if such director was elected to the board of directors by, or on the recommendation of or with the approval of, at least two-thirds of the directors who then qualified as Incumbent Directors either actually or by prior operation of the foregoing unless such election, recommendation or approval occurs as a result of an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act or any


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

successor provision) or other actual or threatened solicitation of proxies or contests by or on behalf of a person other than a member of the Board; or (iv) the approval by the stockholders of the Company of any plan of complete liquidation of the Company or an agreement for the sale of all or substantially all of the Company's assets, other than the sale of all or substantially all of the assets of the Company to any of the Company's Affiliates. Only one Change in Control may occur under this Agreement. For purposes of this Agreement, the term "Affiliates" shall have the same meaning as set forth under the definition of "affiliates" in Rule 405 of the Securities Act of 1933, as amended.

            2. Term. This Agreement shall commence on the date hereof and shall expire on the earlier of (i) three (3) years from the date hereof, or (ii) the date of the death of the Executive, or (iii) the termination of the Executive's employment with the Company (for any reason) prior to a Change of Control.

            3. Effect of a Change in Control. If a Change in Control occurs simultaneous with or prior to the expiration of this Agreement pursuant to
Section 2 hereof, then the Executive shall be entitled to the amounts and benefits provided under Section 4 hereof regardless of whether or not, upon or after a Change of Control, the Executive continues to be employed with the Company. In the event the Executive continues to be employed with the Company upon or after a Change in Control, any and all amounts and benefits provided to the Executive under Section 4 hereof shall be in addition to, and not in lieu of, any and all salary, amounts and benefits that Executive receives from the Company in respect of such continued employment.


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

            4. Payments upon a Change in Control. If pursuant to Section 3 above, the Executive is entitled to amounts and benefits under this Section 4, the Company shall pay or provide, as the case may be, the following items:

            (a) within five (5) business days following a Change of Control, the Company shall pay to the Executive in a lump sum an amount equal to two (2) times the sum of (i) the Executive's then current annual salary plus (ii) the Executive's then current annual targeted bonus pursuant to the terms of that certain Executive Incentive Bonus Plan of the Company attached hereto as Exhibit A (as such plan may be modified from time to time).

            (b) upon the occurrence of a Change in Control, all outstanding stock options granted by the Company to the Executive under the Company's stock option plans (collectively, the "Plan") shall immediately vest and be exercisable notwithstanding any provisions of the Plan to the contrary.

            (c) within five (5) days following a Change of Control, the Company shall pay to the Executive an amount equal to the difference between $1,000,000 and the Aggregate Option Spread (as hereinafter defined). For purposes of this Agreement, the term "Aggregate Option Spread" shall mean the sum of the Spread (as hereinafter defined) for each stock option granted to the Executive under the Plan through December 31, 1998 (each an "Option"). For purposes of this Agreement, the term "Spread" shall mean (i) with respect to each Option exercised prior to the date of a Change of Control, the difference between such Option's exercise price and the closing market price of a share of the Company's common stock ("Common Stock") on the date such Option is exercised and (ii) with respect to each Option not exercised prior to the date of a


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

Change of Control, the difference between such Option's exercise price and the closing market price of the Common Stock on the date of a Change of Control.

            (d) within five (5) business days (or at such earlier time as required by applicable law) following his termination of employment with the Company, the Company shall pay to the Executive in a lump sum: (i) any earned but unpaid base salary, (ii) any earned but unpaid bonus, (iii) accrued but unused vacation time as of the date of termination, and (iv) incurred but unreimbursed business expenses for the period prior to termination.

            (e) for a period of twenty-four (24) months commencing on the date of the Change of Control, subject to the Executive's continued copayment of premiums which shall not exceed the level of copayments prior to such Change of Control, the Company shall continue to pay the premiums to provide health benefits and coverage for the Executive and his dependents under the Company's health plans in effect prior to such Change of Control which cover senior executives. The Company's obligation to pay premiums hereunder shall cease upon the Executive's employment with any employer (other than due to self-employment) following a Change of Control. Upon the expiration of such twenty-four (24) month period, the Company shall offer COBRA continuation health coverage to the Executive and his dependents in accordance with applicable law.

            5. No Duty to Mitigate/Set-off; Severance. If pursuant to Section 4 hereof the Executive is entitled to payment, the Executive will not be required to seek other employment or to attempt in any way to reduce any amounts payable to the Executive by the Company pursuant to this Agreement. Further, the amounts and benefits provided for in this Agreement shall not be reduced by any compensation earned by the Executive or benefits provided to the Executive as the


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

result of employment by another employer or otherwise. Notwithstanding anything herein to the contrary, if pursuant to Section 4 hereof the Executive is entitled to payment, all of such payments shall be in lieu of any other severance payments to which Executive may be entitled pursuant to any severance plan of the Company or otherwise.

            6. Successors; Binding Agreement. In addition to any obligations imposed by law upon any successor to the Company, the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree in writing to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it. This Agreement shall inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive shall die while any amount would still be payable to the Executive hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the executors, personal representatives or administrators of the Executive's estate. This Agreement is personal to the Executive and neither this Agreement or any rights hereunder may be assigned by the Executive.

            7. Miscellaneous. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Executive and such officer as may be specifically designated by the Board. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any


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

condition or provision shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. This Agreement constitutes the entire Agreement between the parties hereto pertaining to the subject matter hereof. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not expressly set forth in this Agreement. All references to any law shall be deemed also to refer to any successor provisions to such laws. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument. If any provisions of this Agreement shall be declared to be invalid or unenforceable, in whole or in part, such invalidity or unenforceability shall not affect the remaining provisions hereof which shall remain in full force and effect.

            8. Notices. All notices under this Agreement shall be given in writing and shall be either delivered personally or sent by certified or registered mail, return receipt requested, addressed to the other party at the appropriate address first set forth above, or to such other address as such party shall designate by written notice as aforesaid. Notices shall be deemed given when received or two (2) days after mailing, whichever is earlier.

            9. Non-Exclusivity of Rights. Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any benefit, bonus, incentive, equity or other plan or program provided by the Company and for which the Executive may qualify. Amounts that are vested benefits or which the Executive is otherwise entitled to receive under any plan or


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

program of the Company, at or subsequent to the date of termination shall be payable in accordance with such plan or program, except as otherwise specifically provided herein.

            10. Not an Agreement of Employment. This is not an agreement assuring employment and, subject to any other agreement between the Executive and the Company, the Company reserves the right to terminate the Executive's employment at any time with or without cause.

            11. Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, without reference to rules relating to conflicts of law.

            IN WITNESS WHEREOF, this Agreement has been executed as of the day and year first above written.

                                    MICROWAVE POWER DEVICES, INC.


                                    By: /s/ Edward J. Shubel
                                        ---------------------------------
                                        Name: Edward J. Shubel
                                        Title: CEO/President


                                        /s/ Paul E. Donofrio
                                        ---------------------------------
                                        Executive


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